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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            DIGITALNET HOLDINGS, INC.


                                   ARTICLE ONE

          The name of the Corporation is DigitalNet Holdings, Inc.

                                   ARTICLE TWO

          The address of the Corporation's registered office in the State of Delaware is 9 E. Loockerman Street, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

                                  ARTICLE THREE

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

Part A. Authorized Capital Stock.

          The total number of shares of stock which the Corporation has authority to issue is 58,776,615, consisting of:

          (A) 96,790 shares of Class A Preferred Stock, par value $0.01 per share (the "CLASS A PREFERRED");

          (B) 33,500 shares of Class B Preferred Stock, par value $0.01 per share (the "CLASS B PREFERRED" and, together with the Class A Preferred, the "PREFERRED STOCK"); and

          (C)  58,646,325 shares of Common Stock, par value $0.001 per share.

Part B. Powers, Preferences and Special Rights of the Preferred Stock.

          Section 1.   Dividends.

          1A.     GENERAL OBLIGATION. When and as declared by the Corporation's
Board of Directors and to the extent permitted under the General Corporation Law of Delaware and any

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Senior Debt, the Corporation shall pay preferential dividends to the holders of the Preferred Stock as provided in this Section 1. Dividends on each share of Preferred Stock shall accrue on a daily basis at the rate of 6% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such share of Preferred Stock to and including the first to occur of (i) the date on which the Liquidation Value of such share of Preferred Stock (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such share of Preferred Stock by the Corporation or (ii) the date on which such share of Preferred Stock is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share of Preferred Stock shall be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Preferred Stock is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Preferred Stock.

          1B.     DIVIDEND REFERENCE DATES. To the extent not paid on March 31,
June 30, September 30 and December 31 of each year, beginning December 31, 2002 (the "DIVIDEND REFERENCE DATES"), all dividends which have accrued on each share of Preferred Stock outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such share of Preferred Stock until paid to the holder thereof.

          1C.     DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the shares of Preferred Stock held by each such holder.

          Section 2. LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of Preferred Stock held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this SECTION 2, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Preferred Stock held by each such holder. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Preferred Stock and each share of Common Stock in connection with such liquidation, dissolution or winding up.

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          Section 3.   PRIORITY OF PREFERRED STOCK ON DIVIDENDS AND REDEMPTIONS.
So long as any Class A Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Class A Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities. So long as any Class B Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Class B Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities. Notwithstanding any other provision of this Section 3 to the contrary, the Corporation may repurchase shares of Common Stock from present or former employees of the Corporation or its Subsidiaries in accordance with the Senior Management Agreements.

          Section 4.   Redemptions.

          4A.     OPTIONAL REDEMPTIONS. The Corporation may at any time and from time to time, after delivery of not less than 20 days prior written notice to the holders of the shares of Class A Preferred, redeem all or any portion of the shares of Class A Preferred then outstanding. The Corporation shall provide 20 days prior written notice to all holders of the shares of Class B Preferred of any such redemption and their right to participate in such redemption, and each holder of shares of Class B Preferred may elect to participate in such redemption by delivering written notice to the Corporation within 10 days after receipt of the Corporation's notice. If the funds available to the Corporation for any redemption under this Section 4A are insufficient to redeem the total number of shares of Preferred Stock to be redeemed pursuant to this Section 4A, any redemption under this Section 4A shall be made pro rata among the holders of the shares of Preferred Stock to be redeemed based upon the aggregate Liquidation Value of such shares of Preferred Stock held by each such holder (plus all accrued and unpaid dividends thereon).

          4B.     REDEMPTION AFTER PUBLIC OFFERING. The Corporation shall
provide the holders of the Preferred Stock with at least 30 days prior written notice of the effectiveness of a registration statement with respect to the Corporation's initial Public Offering. The Corporation shall, at the request (by written notice given to the Corporation within 20 days after receiving notice from the Corporation pursuant to the immediately preceding sentence) of the holders of a majority of the Class A Preferred, apply the net cash proceeds from an initial Public Offering remaining after deduction of all discounts, underwriters' commissions and other reasonable expenses to redeem all or any portion of the shares of Preferred Stock from all holders thereof; provided however that any holder of shares of Class B Preferred may elect not to have its shares of Class B Preferred redeemed in accordance with this Section 4B (in which case such shares of Class B Preferred shall be converted in accordance with Section 5A(ii) hereof). Such redemption shall take place on a date fixed by the Corporation, which date shall be not more than five days after the Corporation's receipt of such proceeds. If the net cash proceeds from an initial Public Offering remaining after deduction of all discounts, underwriters' commissions and other reasonable expenses are insufficient to redeem the total number of shares of Preferred Stock to be redeemed pursuant to this Section 4B, such net cash proceeds shall be used to redeem the maximum possible number of shares of Preferred Stock pro rata among the holders of the shares of Preferred Stock to be redeemed based upon the aggregate Liquidation Value of such

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shares of Preferred Stock held by each such holder (plus all accrued and unpaid dividends thereon).

          4C.     REDEMPTION PAYMENTS. For each share of Preferred Stock which is to be redeemed hereunder (including any redemptions under Sections 4A, 4B or 4H hereof), the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share of Preferred Stock) an amount in immediately available funds equal to the Liquidation Value of such share of Preferred Stock (plus all accrued and unpaid dividends thereon).

          4D.     CERTIFICATES ISSUED UPON REDEMPTION. If fewer than the total number of shares of Preferred Stock represented by any certificate are redeemed in accordance with any of the provisions of Part B of this ARTICLE FOUR, a new certificate representing the number of unredeemed shares of Preferred Stock shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed shares of Preferred Stock.

          4E.     DIVIDENDS AFTER REDEMPTION DATE. No share of Preferred Stock shall be entitled to any dividends accruing after the date on which the Liquidation Value of such share of Preferred Stock (plus all accrued and unpaid dividends thereon) is paid to the holder of such share of Preferred Stock. On such date, all rights of the holder of such share of Preferred Stock shall cease, and such share of Preferred Stock shall no longer be deemed to be issued and outstanding.

          4F.     REDEEMED OR OTHERWISE ACQUIRED SHARES. No share or shares of
Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares of Preferred Stock shall be canceled, retired and eliminated from the shares of Preferred Stock which the Corporation shall be authorized to issue.

          4G.     OTHER REDEMPTIONS OR ACQUISITIONS. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of Preferred Stock, except as expressly authorized herein or as contemplated by the Purchase Agreement or the Senior Management Agreements.

          4H.     SPECIAL REDEMPTIONS.

          (i) If a Change in Ownership has occurred or the Corporation obtains knowledge that a Change in Ownership is proposed to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the material terms and date of consummation thereof to each holder of shares of Preferred Stock, but in any event such notice shall not be given later than five days after the consummation of such Change in Ownership, and the Corporation shall give each holder of shares of Preferred Stock prompt written notice of any material change in the terms or timing of such Change in Ownership. The holders of a majority of the shares of Class A Preferred may elect to require the Corporation to redeem all of the Class A Preferred owned by all holders by giving written notice to the Corporation of such election prior to the later of (a) 21 days after receipt of the Corporation's notice and (b) five days prior to the consummation of the Change in Ownership (the "EXPIRATION

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DATE"). Each holder of shares of Class B Preferred may elect to (x) convert all, but not less than all, of the shares of Class B Preferred held by it in accordance with Section 5B hereof, or (y) require the Corporation to redeem all of the shares of Class B Preferred Stock held by it by giving written notice to the Corporation of such election prior to the Expiration Date.

          Upon receipt of such election(s), the Corporation shall (if applicable) be obligated to redeem the aggregate number of shares of Preferred Stock specified therein on the later of (a) the consummation of the Change in Ownership and (b) five days after the Corporation's receipt of such election(s). If any proposed Change in Ownership does not occur, all requests for redemption or conversion in connection therewith shall be automatically rescinded. If there has been a material change in the terms or the timing of the Change in Ownership, the holders of a majority of the Class A Preferred and any holder of shares of Class B Preferred may rescind their respective requests for redemption or conversion by delivering written notice thereof to the Corporation prior to the consummation of the Change in Ownership.

          The term "CHANGE IN OWNERSHIP" means any sale, transfer or issuance or series of sales, transfers and/or issuances of capital stock of the Corporation by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "GROUP" is used under the Securities Exchange Act of 1934), other than the GTCR Purchasers (as defined in the Purchase Agreement) and their Affiliates owning at least a majority of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the Corporation at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances. For the purpose of clarity, a Change in Ownership does not include any transaction falling within the category of transactions described in subclause (b)(ii) of the definition of "Fundamental Change" provided in this Section 4H below.

          (ii) If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the material terms and date of consummation thereof to each holder of Preferred Stock not more than 45 days nor less than 20 days prior to the consummation of such Fundamental Change, and the Corporation shall give each holder of Preferred Stock prompt written notice of any material change in the terms or timing of such Fundamental Change. The holders of a majority of the shares of Class A Preferred may elect to require the Corporation to redeem all of the shares of Class A Preferred owned by such holders by giving written notice to the Corporation of such election prior to the later of (a) ten days prior to the consummation of the Fundamental Change or (b) ten days after receipt of notice from the Corporation. Each holder of shares of Class B Preferred may elect to (x) convert all, but not less than all, of its shares of Series B Preferred in accordance with Section 5B hereof, or (y) require the Corporation to redeem all of the shares of Class B Preferred Stock owned by all holders by giving written notice to the Corporation of such election prior to the later of (a) ten days prior to the consummation of the Fundamental Change or
(b) ten days after receipt of notice from the Corporation.

          Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Preferred Stock specified therein upon the later of (i) the consummation of such Fundamental Change and (ii) five days after the Corporation's receipt of such election(s). If any proposed Fundamental Change does not occur, all requests for redemption or conversion in connection therewith shall be automatically rescinded, or if there

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has been a material change in the terms or the timing of the Fundamental Change, the holders of a majority of the Class A Preferred and any holder of shares of Class B Preferred may rescind their respective requests for redemption or conversion by delivering written notice thereof to the Corporation prior to the consummation of the Fundamental Change.

          The term "FUNDAMENTAL CHANGE" means (a) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger, reorganization, consolidation or similar transaction to which the Corporation is a party, except for (i) a merger, reorganization, consolidation or similar transaction in which the Corporation is the surviving corporation, the terms of the Preferred Stock are not changed and the Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, the GTCR Purchasers and their Affiliates shall continue to own, directly or indirectly, at least a majority of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the Corporation, or (ii) any merger, reorganization, consolidation or similar transaction immediately following which
(x) the GTCR Purchasers and their Affiliates beneficially own, directly or indirectly, at least a majority of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction (including, without limitation, a corporation that, as a result of such transaction, owns the Corporation) and (y) (1) the holders of the Class A Preferred immediately prior to such transaction receive for each share of Class A Preferred than held shares of a class of securities of the corporation resulting from such transaction, having rights, preferences and terms the same as those of the Class A Preferred and (2) the holders of the Class B Preferred immediately prior to such transaction receive for each share of Class B Preferred then held shares of a class of securities of the corporation resulting from such transaction, having rights, preferences and terms the same as those of the Class B Preferred.

          (iii) If the funds of the Corporation legally available for redemption of shares of Preferred Stock on any Redemption Date pursuant to this
Section 4H are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares of Preferred Stock pro rata among the holders of the shares of Preferred Stock to be redeemed based upon the aggregate Liquidation Value of such shares of Preferred Stock held by each such holder (plus all accrued and unpaid dividends thereon), and the holders of Preferred Stock shall not be entitled to any further payment (it being understood, however, that nothing in this Section 4H(iii) shall limit or otherwise affect the rights of the holders of the Class B Preferred under the final sentence of the first paragraph of Section 4H(i) or the final sentence of the first paragraph of Section 4H(ii)).

          4L      LIMITATION ON REDEMPTIONS. Notwithstanding anything to the contrary in this Section 4, the Corporation shall not, nor shall it permit any Subsidiary to, redeem any shares of Preferred Stock, and no holder of Preferred Stock may require the Corporation, or any Subsidiary thereof, to redeem any shares of Preferred Stock, if (and to the extent that) such redemption would cause a default with respect to any Senior Debt.

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          Section 5.   CONVERSION OF PREFERRED STOCK.

          5A.     AUTOMATIC CONVERSION.

          (i) Any shares of the Class A Preferred that are not redeemed from the net cash proceeds of an initial Public Offering pursuant to Section 4B hereof shall automatically be converted into a number of Conversion Shares computed by dividing the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by the IPO Price.

          (ii) Any shares of the Class B Preferred that are not redeemed from the net cash proceeds of an initial Public Offering pursuant to Section 4B hereof shall automatically be converted into a number of Conversion Shares equal to the amount obtained by dividing (i) the Liquidation Value thereof (plus all accrued and unpaid dividends thereon), by (ii) 81.667% of the IPO Price.

          5B.     CERTAIN CONVERSIONS OF CLASS B PREFERRED.

          (i) In connection with the consummation of a Change in Ownership or a Fundamental Change, and if any holder of shares of Class B Preferred has not elected to have all of such holder's shares of Class B Preferred redeemed in accordance with Section 4H, any holder of shares of Class B Preferred shall be entitled to convert all (but not less than all) of the shares of Class B Preferred then held by such holder into a number of Conversion Shares equal to the amount obtained by dividing (x) the Liquidation Value of the shares of Class B Preferred to be converted (plus all accrued and unpaid dividends thereon), by
(y) 81.667% of the Common Price.

          (ii) In connection with a transaction contemplated and governed in whole or in part by Section 4(b) of the Stockholders Agreement, any holder of shares of Class B Preferred shall be entitled to convert shares of Class B Preferred then held by such holder into a number of Conversion Shares equal to the number of shares of Common Stock which such holder has elected to sell pursuant to Section 4(b) of the Stockholders Agreement, with the number of shares of Class B Preferred to be converted determined in accordance with
Section 4(b) of the Stockholders Agreement.

          5C.     EFFECTIVENESS. Except as otherwise provided herein, any
conversion of Preferred Stock shall be deemed to have been effected, as the case may be, (w) in the case of Section 5A above, as of the consummation of a Public Offering, (x) in the case of a conversion under Section 5B(i) above resulting from a Change in Ownership, as of the later of (1) the consummation of such Change in Ownership, and (2) the Expiration Date; (y) in the case of a conversion under Section 5B(i) above resulting from a Fundamental Change, as of the consummation of the Fundamental Change; and (z) in the case of Section 5B(ii) above, as of the consummation of the transaction contemplated by Section 4(b) of the Stockholders Agreement, in each case whether or not the certificate or certificates representing the Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. To the extent the certificate or certificates representing the Preferred Stock to be converted have not been surrendered for conversion prior to the effective date of conversion, the holder of such Preferred Stock shall surrender for conversion such certificate or certificates at the principal

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office of the Corporation after the effective date of conversion. At the time any such conversion has been effected, the rights of the holder of such Preferred Stock as such holder shall cease and the Person or Persons in whose name or names Conversion Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Conversion Shares represented thereby.

          5D.     RECORD BOOKS; FILINGS. Except as required by law, the
Corporation shall not close its books against the transfer of Preferred Stock or of Conversion Shares issued or issuable upon conversion of Preferred Stock in any manner which interferes with the timely conversion of Preferred Stock. The Corporation shall assist and cooperate with any holder of shares of Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

          5E.     FRACTIONAL SHARES. If any fractional interest in Conversion
Shares would, except for this SECTION 5E, be deliverable upon any conversion of shares of the Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount in cash to the holder thereof equal to such fractional portion of a share multiplied by, in the case of Class B Preferred, the IPO Price or the Common Price, as the case may be and, in the case of Class A Preferred, the IPO Price, rounded to the nearest cent.

          5F.     CERTIFICATES. The Corporation shall, as soon as practicable upon the surrender for conversion of the certificate or certificates representing Preferred Stock by the holder thereof, issue and deliver to such holder, or to the Person designated by such holder, a certificate or certificates for the number of Conversion Shares issuable to such holder in accordance with this Section 5. The issuance of certificates for Conversion Shares upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Conversion Shares. Upon conversion of the Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Shares issuable with respect to such conversion shall be validly issued, fully paid and nonassessable. All Conversion Shares which are issuable upon conversion of the Preferred Stock shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all liens and charges.

          Section 6. VOTING RIGHTS. Except as otherwise provided herein and as otherwise required by applicable law, the Preferred Stock shall have no voting rights; provided that each holder of Preferred Stock shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

          Section 7. REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate shall be

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registered in such name and shall represent such number of shares of Preferred
Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

          Section 8. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

          Section 9.   DEFINITIONS.

          "AFFILIATE" means, (i) with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, is controlling, controlled by, or under common control with such Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise, or (ii) with respect to any partnership, any partner thereof.

          "CHANGE IN OWNERSHIP" has the meaning set forth in SECTION 4H hereof.

          "COMMON PRICE" means the proposed price to be paid for one share of the Common Stock calculated with reference to the transaction resulting in the Change in Ownership or the Fundamental Change (after giving effect to any conversion of Shares of Class B Preferred contemplated by Section 5B). For purposes of determining the Common Price for a sale or transfer of assets under clause (a) of the definition of Fundamental Change, the Common Price shall mean an amount equal to the quotient determined by dividing (x) the amount that would have been distributable to the holders of the Common Stock if all of the assets of the Corporation had been sold and there had been a complete liquidation of the Corporation, by (y) the number of then outstanding shares of Common Stock (after giving effect to any conversion of Shares of Class B Preferred contemplated by Section 5B).

          "COMMON STOCK" means the common stock, par value $0.001 per share, of the Corporation, or the security into which such common stock is converted or otherwise changed.

          "CONVERSION SHARES" means the Common Stock issued upon conversion of the Preferred Stock.

          "FUNDAMENTAL CHANGE" has the meaning set forth in SECTION 4H hereof.

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          "IPO PRICE" means the price at which the common equity securities of the Corporation are offered to the public pursuant to the initial Public
Offering.

          "JUNIOR SECURITIES" means any capital stock or other equity securities of the Corporation, except for the Preferred Stock.

          "LIQUIDATION VALUE" of any share of Preferred Stock as of any particular date shall be equal to $1,000.00.

          "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "PUBLIC OFFERING" means any underwritten offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

          "PURCHASE AGREEMENT" means the Purchase Agreement, dated as of September 7, 2001, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

          "REDEMPTION DATE" as to any share of Preferred Stock means the date specified in the notice of any redemption at the Corporation's option or at the holder's option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such share of Preferred Stock (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

          "SENIOR DEBT" means any indebtedness of the Corporation or any Subsidiary thereof, now or hereafter incurred, pursuant to (1) the Credit Agreement, dated on or about November 26, 2002, by and among the Corporation, DigitalNet, Inc., Bank of America, N.A., as administrative agent, and the other lenders party thereto (as refinanced, replaced, restructured, amended or otherwise modified from time to time in accordance with its terms), or (2) the Bridge Loan Agreement, dated on or about November 26, 2002, by and among the Corporation, DigitalNet, Inc., Banc of America Mezzanine Capital LLC and the other lenders party thereto, or the Rollover Investment Agreement contemplated thereby (as each may be refinanced, replaced, restructured, amended or otherwise modified from time to time in accordance with its terms).

          "SENIOR MANAGEMENT AGREEMENTS" mean the Senior Management Agreements, dated as of September 7, 2001, between the Corporation, DigitalNet, Inc., a Delaware corporation, and each of Ken S. Bajaj and Jack Pearlstein, respectively, as amended from time to time in accordance with its terms, and any other agreement regarding the issuance of capital stock entered into between the Corporation and its employees as approved by the Corporation's Board of Directors.

          "STOCKHOLDERS AGREEMENT" means the Amended and Restated Stockholders Agreement, dated on or about November 25, 2002, by and between the Corporation and its stockholders, as amended from time to time in accordance with its terms.

          "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership Interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

          Section 10. AMENDMENT AND WAIVER. No amendment, modification or waiver shall be binding or effective with respect to any provision of Part B of this ARTICLE FOUR without the prior written consent of the holders of a majority of the Preferred Stock outstanding at the time such action is taken; provided that (i) no such amendment, modification or waiver which adversely affects the holders of the shares of Class A Preferred shall be effective without the prior written consent of the holders of a majority the shares of Class A Preferred, and (ii) no such amendment, modification or waiver which adversely affects the holders of a majority the shares of Class B Preferred shall be effective without the prior written consent of the holders of a majority the shares of Class B Preferred (it being understood that any such amendment, modification or waiver which amends, modifies or waives any provision hereof which relates solely to shares of Class B Preferred shall be deemed to adversely affect the holders of the shares of Class B Preferred).

          Section 11. NOTICES. Except as otherwise expressly provided hereunder, all notice referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, as such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

Part C. Power, Preferences and Special Rights of the Common Stock.

          Except as otherwise provided in this Part C or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

          Section 1. VOTING RIGHTS. Except as otherwise provided in this Part C or as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share of Common Stock on all matters to be voted on by the stockholders of the Corporation.

          Section 2. DIVIDENDS. As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share. The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

          Section 3. LIQUIDATION. Subject to the provisions of the Preferred Stock, the holders of the Common Stock shall be entitled to participate pro rata at the same rate per share in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

          Section 4. REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate and the Corporation shall forthwith cancel such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

          Section 5. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (provided, that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

          Section 6. NOTICES. All notices referred to herein shall be in writing, and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

          Section 7. AMENDMENT AND WAIVER. No amendment or waiver of any provision of this Part C shall be effective without the prior consent of the holders of a majority of the then outstanding shares of Common Stock voting as a single class.

                                  ARTICLE FIVE

          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

                                   ARTICLE SIX

          The Corporation is to have perpetual existence.

                                  ARTICLE SEVEN

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation. Notwithstanding the foregoing, Article III of the by-laws may not be amended, altered or repealed by any action of the Board of Directors.

                                  ARTICLE EIGHT

          Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

                                  ARTICLE NINE

          To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE TEN

          The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                 ARTICLE ELEVEN

          Subject to the provisions of Section 10 of Part B of ARTICLE FOUR and
Section 7 of Part C of ARTICLE FOUR, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                            CERTIFICATE OF AMENDMENT

                                       OF

                            DIGITALNET HOLDINGS, INC.

                             a Delaware Corporation

--------------------------------------------------------------------------------
             Pursuant to Section 242 of the General Corporation Law
                            of the State of Delaware
--------------------------------------------------------------------------------

     Pursuant to Section 242 of the General Corporation Law of Delaware (the "DGCL"), DIGITALNET HOLDINGS, INC., a corporation incorporated under the DGCL, does hereby certify:

     FIRST: The name of the Corporation is DIGITALNET HOLDINGS, INC. (the "Corporation").

     SECOND: The original Certificate of Incorporation of the Corporation (the "Certificate") was filed with the Secretary of State of the State of Delaware on August 31, 2001.

     THIRD: The Corporation hereby amends its Certificate, as heretofore amended, by adding a new paragraph to Article Four to be located after the first paragraph entitled "Part A. Authorized Capital Stock" and before the second paragraph entitled "Part B. Powers, Preferences and Special Rights of the Preferred Stock" (the "Amendment"):

     RECLASSIFICATION. Immediately upon the effectiveness of this Certificate of Amendment (the "Effective Date"), eight (8) shares of the Corporation's common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock"), shall automatically and without any action on the part of the holder thereof be reclassified and changed into one (1) share of the Corporation's Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates, which immediately prior to the Effective Date represented outstanding shares of the Old Common Stock (the "Old Certificates," whether one or more), shall be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, the Old Certificates shall represent only (i) the number of shares of Common Stock into which the shares of the Old Common Stock represented thereby were reclassified and (ii) the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in the New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. In lieu of any fractional shares, each holder who would otherwise be entitled to a fractional share shall be entitled to receive an amount in cash, without interest, equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Corporation's board of directors. If more than one Old Certificate shall be surrendered for the account of the same stockholder, the number of full shares of Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Corporation that such taxes are not payable.

     FOURTH: The directors of the Corporation adopted resolutions which set forth the foregoing amendment, declared that this amendment was advisable and directed that this amendment be submitted for consideration by the stockholders of the Corporation.

     FIFTH: The foregoing amendment was approved by the stockholders by written consent pursuant to Section 228 of the DGCL.

     SIXTH: The foregoing amendment has been duly adopted in accordance with
Section 242 of the DGCL.

     SEVENTH: Terms used but not otherwise defined herein are used herein as defined in the Certificate.

     EIGHTH: Except as amended hereby, the Certificate shall continue in full force and effect.

     IN WITNESS WHEREOF, this Certificate of Amendment having been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the DGCL, has been executed this 28th day of March, 2003.

                                 DIGITALNET HOLDINGS, INC.


                                 By:   /s/ Jack Pearlstein
                                       ----------------------------------
                                       Name:  Jack Pearlstein
                                       Title: Chief Financial Officer and
                                              Secretary

                            CERTIFICATE OF AMENDMENT

                                       OF

                            DIGITALNET HOLDINGS, INC.

                             a Delaware Corporation

--------------------------------------------------------------------------------
         Pursuant to Section 242 of the Delaware General Corporation Law
--------------------------------------------------------------------------------

     DIGITALNET HOLDINGS, INC., a corporation duly organized and existing under the Delaware General Corporation Law (the "DGCL"), does hereby certify:

     FIRST: The name of the Corporation is DIGITALNET HOLDINGS, INC. (the "Corporation").

     SECOND: The original Certificate of Incorporation of the Corporation (the "Certificate") was filed with the Secretary of State of the State of Delaware on August 31, 2001.

     THIRD: The Corporation hereby amends its Certificate, as heretofore amended, by adding a new Section 5G entitled "Optional Conversion of Class A Preferred" to Article Four, Section 5 to be located after Section 5F entitled "Certificates" (the "Amendment"):

     5G.  OPTIONAL CONVERSION OF CLASS A PREFERRED.

          Subject to the automatic conversion of Class A Preferred pursuant to
     Section 5A, for a period of five (5) business days following the execution date of the first firm commitment underwriting agreement in connection with a Public Offering, each holder of Class A Preferred shall be entitled to convert shares of Class A Preferred then held by such holder into a number of Conversion Shares computed by dividing the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by the price of the Common Stock being sold to the public pursuant to the underwriting agreement. Any exercise of the conversion right set forth in this Section 5G shall be elected by the holder of Class A Preferred by delivery of written notice to the Corporation. Any conversion of Class A Preferred pursuant to such exercise shall be deemed to have been effected at the time of delivery of the conversion notice to the Corporation.

     FOURTH: The directors of the Corporation adopted resolutions which set forth the foregoing amendment, declared that this amendment was advisable and directed that this amendment be submitted for consideration by the stockholders of the Corporation.

     FIFTH: The foregoing amendment was approved by the stockholders by written consent pursuant to Section 228 of the DGCL.

     SIXTH: The foregoing amendment has been duly adopted in accordance with
Section 242 of the DGCL.

     SEVENTH: Terms used but not otherwise defined herein are used herein as defined in the Certificate.

     EIGHTH: Except as amended hereby, the Certificate shall continue in full force and effect.

     IN WITNESS WHEREOF, this Certificate of Amendment having been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the DGCL, has been executed this 5th day of May, 2003.

                                 DIGITALNET HOLDINGS, INC.


                                 By:   /s/ Ken S. Bajaj
                                       ----------------------------------
                                       Name:  Ken S. Bajaj
                                       Title: Chief Executive Officer and
                                              President

                                       -2-